UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2011

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, the Board of Directors (the “Board”) of CorMedix Inc. (the “Company”) elected Matthew Duffy as a director of the Company to serve until the 2012 annual meeting of stockholders of the Company.  The Nominating and Corporate Governance Committee of the Board (the “Committee”) reviewed the current structure of the Board and recognized that a vacancy existed on the Board.  The Committee had identified Mr. Duffy as a potential candidate to fill the vacancy on the Board. After review of the experience and credentials of Mr. Duffy, the Committee recommended, and the members of the Board approved, the election of Mr. Duffy to the Company’s Board.

Upon his election to the Board, Mr. Duffy received an initial grant of options to purchase 30,000 shares of common stock at an exercise price of $0.28 per share, being the closing price of the Company’s common stock, as reported on the NYSE Amex on November 21, 2011, the date of grant. The options, which have a ten-year term and fully vest on the anniversary of the grant date, were granted under the Company’s Amended and Restated 2006 Stock Incentive Plan.  Mr. Duffy will also be entitled to receive a pro-rated portion of the $20,000 annual retainer for his service as a director.

There is no information required to be disclosed with respect to Mr. Duffy pursuant to Item 404(a) of Regulation S-K.

On November 28, 2011, the Company issued a press release announcing the election of Mr. Duffy as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release of CorMedix Inc., dated November 28, 2011, announcing the election of a new director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 28, 2011	CORMEDIX INC.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer